Exhibit 99.3

CONSTELLATION BRANDS ANNOUNCES AGREEMENT WITH
SANDS FAMILY TO ELIMINATE CLASS B COMMON STOCK

Agreement provides multiple benefits including
Corporate governance enhancements and operating cost savings

VICTOR, N.Y. Jun. 30, 2022 – Constellation Brands (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that following the recommendation of a special committee comprised solely of independent directors, its Board of Directors has approved, and will recommend to shareholders for approval, a proposal to eliminate the company’s Class B common stock. The proposed transaction contemplates that each outstanding share of the company’s Class B common stock, including those owned by the Sands Family, will be converted into the right to receive one share of Class A common stock plus cash consideration in the amount of $64.64 per share of Class B common stock, or a total amount of $1.5 billion. This represents a 26.5% premium relative to Constellation’s Class A common stock closing share price as of June 29, 2022.

The Company expects to realize a number of corporate governance and other benefits from the proposed reclassification, including:

•the elimination of the higher vote Class B common stock, including the associated voting control of the Sands Family, and a reduction in the concentration of voting power
•simplification of the Company’s equity capital structure to better align the voting rights and interests of all shareholders
•broader appeal of its shares to a larger base of investors who prefer single voting class common stock structures
•operating cost savings associated with executive salary and certain benefits ($15-20 million of cost in fiscal 2022), as well as administrative savings from maintaining the Class B common stock
•rotation of the lead independent director position on the Board at the next available normal cycle opportunity
•shift to majority voting in uncontested elections from current plurality standard for its Board of Directors and adoption of a Board anti-pledging policy

In addition, upon completion of the reclassification, Robert and Richard Sands, who currently serve as Executive Chairman of the Board and Executive Vice Chairman of the Board, respectively, will retire from their employment with Constellation Brands in their current executive capacities. Robert Sands will become Non-Executive Chairman of the Board and Richard Sands will continue on as a Board member. It is expected that the Sands Family will continue to be Constellation’s largest shareholder following completion of the reclassification. Following the reclassification, the Sands Family will be subject to customary standstill provisions.

“After an extensive review and analysis by a Special Committee of the Constellation Brands Board of Directors, including input from an independent financial advisor and legal counsel, the Board agreed it is in the best interests of the Company and all Constellation shareholders, to eliminate the Class B common stock,” said Bill Newlands, Constellation’s President and CEO. “The proposed share reclassification will strengthen the Company’s corporate governance profile by aligning voting rights with the economic interests of all shareholders. In addition, the Company’s simplified capital structure will provide a solid foundation as the Company continues to pursue its strategic growth initiatives and capital allocation priorities to build shareholder value.”

This reclassification will not be put to a vote at the upcoming 2022 Annual Meeting of Shareholders. Instead, the Company will be seeking shareholder approval of the reclassification at a Special Meeting of Shareholders, to be held following effectiveness of a registration statement to be filed with the Securities and Exchange Commission. The reclassification is subject to the approval of a majority of the outstanding shares of Class A and Class B common stock, voting together as a single class, a majority of the outstanding shares of Class B common stock, and a majority of the issued and outstanding shares of Class A common stock not held by the Sands Family, executive officers of Constellation or directors that hold Class B common stock.

A complete description of the reclassification will be included in the proxy statement for the Special Meeting. The Company will announce details of the Special Meeting as soon as it is determined.

Centerview Partners LLC served as financial advisor and Potter Anderson & Corroon LLP served as legal counsel to the Special Committee of the Constellation Board of Directors. Greenhill & Co served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal counsel to the Sands Family. Kirkland & Ellis LLP served as legal counsel to Constellation.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi, and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

Important Additional Information
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Constellation intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed reclassification. STOCKHOLDERS OF CONSTELLATION ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about Constellation, without charge, at the SEC’s website, www.sec.gov, and on Constellation’s Investor Relations website at https://ir.cbrands.com.

Participants in the Solicitation
The directors and executive officers of Constellation and other persons may be considered participants in the solicitation of proxies from stockholders in connection with the proposed transaction. Information regarding Constellation’s directors and executive officers is available in Constellation’s most recent proxy statement, dated

May 27, 2022, for the Annual Meeting of Stockholders to be held on July 19, 2022, which was filed with the SEC on June 2, 2022, and Constellation’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement/prospectus when it becomes available.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to future plans and objectives of management and Constellation’s Board of Directors, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this press release and Constellation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Statements in this press release regarding Constellation and the reclassification transaction that are forward-looking, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Constellation’s business and future financial and operating results and capital structure following the closing of the proposed reclassification and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Constellation’s control. These factors include, among other things, (1) failure to receive the requisite approvals of Constellation’s shareholders necessary to achieve the reclassification; (2) any other delays with respect to, or the failure to complete, the reclassification; (3) the ultimate outcome of any litigation matter related to the reclassification, (4) the ability to recognize the anticipated benefits of the reclassification, (5) Constellation’s ability to execute successfully its strategic plans, and (6) the effect of the announcement or the consummation of the proposed reclassification on the market price of the capital stock of Constellation. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks that could cause actual future performance or events to differ from current expectations can be found in Constellation’s filings with the SEC, including the risk factors discussed in Constellation’s most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2022.

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MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Joseph Suarez 771-551-4397 / joseph.suarez@cbrands.com